EXHIBIT 10.14

PROMISSORY NOTE

U.S. $4,000,000.00	August 2, 2019

FOR VALUE RECEIVED, and at the times hereinafter specified, AMERICANN, INC., a Colorado corporation (“Borrower”), whose address is 1550 Wewatta Street, Denver, Colorado 80202, hereby promises to pay to the order of MA INVESTOR, LLC, a Colorado limited liability company (hereinafter referred to, together with each subsequent holder hereof, as “Lender”), at 18 Inverness Place E, Denver, Colorado 80112, or at such other address as may be designated from time to time hereafter by any Lender, the principal sum of FOUR MILLION AND NO/100THS DOLLARS ($4,000,000.00), together with interest on the principal balance outstanding from time to time, as hereinafter provided, in lawful money of the United States of America.

By its execution and delivery of this promissory note (this “Note”), Borrower covenants and agrees as follows:

1.     Interest Rate and Payments.

(a)     The balance of principal outstanding from time to time under this Note shall bear interest at the rate of eleven percent (11%) per annum, simple interest (the “Interest Rate”), based on a three hundred sixty five (365) day year for the actual number of days elapsed.

(b)     Interest only shall be payable on the date the loan evidenced by this Note (the “Loan”) is funded by Lender, in advance, for the period from and including the date of funding through and including August 31, 2019.

(c)     Commencing on December 1, 2019 and on the first day of each March, June, September and December thereafter through and including June 1, 2022, payments of interest only on the outstanding principal balance of this Note shall be due and payable in arrears.

(d)     The entire outstanding principal balance of this Note, together with all accrued and unpaid interest and all other sums due hereunder, shall be due and payable in full on August 1, 2022 (the “Maturity Date”).

2.     Prepayment. Borrower may prepay the outstanding balance of this Note, in full or in part, together with all accrued interest thereon, prior to the Maturity Date, without premium, provided Borrower gives not less than five (5) days’ prior written notice to Lender of Borrower’s election to so prepay this Note, which notice shall specify the amount of such prepayment.

3.     Payments. Whenever any payment to be made under this Note shall be stated to be due on a Saturday, Sunday or public holiday or the equivalent for banks generally under the laws of the State (any other day being a “Business Day”), such payment shall be due on the next succeeding Business Day.

4.     Default Rate.

(a)     The entire balance of principal, interest, and other sums due upon the maturity hereof, by acceleration or otherwise, shall bear interest from the date due until paid at a per annum rate equal to five percent (5%) over the Interest Rate (the “Default Rate”); provided, however, that such rate shall not exceed the maximum permitted by applicable state or federal law.

(b)     If any payment under this Note is not made when due, interest shall accrue on the entire balance of principal on the Loan at the Default Rate from the date such payment was due until payment is actually made.

5.     Late Charges. In addition to interest as set forth herein, Borrower shall pay Lender a late charge equal to four percent (4%) of any amounts due under this Note in the event any such amount (other than the principal payment at maturity, whether by acceleration or otherwise) is not paid when due.

6.     Application of Payments. All payments hereunder shall be applied first to the payment of late charges, if any, then to the repayment of any sums advanced by Lender for the payment of any insurance premiums, taxes, assessments, or other charges against the property securing this Note, if any, and any other costs and expenses incurred by Lender in accordance with the Loan Documents (together with interest thereon at the Default Rate from the date of advance until repaid), then to the payment of accrued and unpaid interest, and then to the reduction of principal. Notwithstanding the foregoing, for so long as any Event of Default is continuing, Lender shall have the continuing exclusive right to apply any payments received by Lender from or on behalf of Borrower as Lender may elect against the then due and owing obligations of Borrower under this Note in such order of priority or in such allocation as Lender may deem advisable in its sole and absolute discretion.

7.     Immediately Available Funds. Payments under the Loan shall be payable in immediately available funds without setoff, counterclaim or deduction of any kind, and shall be made by electronic funds transfer from a bank account established and maintained by Borrower for such purpose, to a bank account designated by Lender to Borrower in writing.

8.     Security. This Note is secured by a Mortgage, Security Agreement, Fixture Filing, Financing Statement and Assignment of Leases and Rents of even date herewith granted by Borrower for the benefit of the named Lender hereof (the “Security Instrument”), encumbering certain real property and improvements thereon and as more particularly described in such Security Instrument (the “Property”).

9.     Certain Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Security Instrument.

10.     Event of Default. Any failure of Borrower to pay when due any sum hereunder and the continuance of such failure for a period of ten (10) days following written notice thereof from Lender to Borrower shall constitute an “Event of Default” under this Note and under the Security Instrument and each other Loan Document, and any Event of Default under any Loan Document shall constitute an Event of Default hereunder and under each other Loan Document.

11.     Acceleration. Upon the occurrence of any Event of Default, the entire balance of principal, accrued interest, and other sums owing hereunder shall, at the option of Lender, become at once due and payable without notice or demand.

12.     Conditions Precedent. Borrower hereby certifies and declares that all acts, conditions and things required to be done and performed and to have happened precedent to the creation and issuance of this Note, and to constitute this Note the legal, valid and binding obligation of Borrower, enforceable in accordance with the terms hereof, have been done and performed and happened in due and strict compliance with all applicable laws.

13.     Certain Waivers and Consents. Borrower and all parties now or hereafter liable for the payment hereof, primarily or secondarily, directly or indirectly, and whether as endorser, guarantor, surety, or otherwise, hereby severally (a) waive presentment, demand, protest, notice of protest and/or dishonor, and all other demands or notices of any sort whatever with respect to this Note, (b) consent to impairment or release of collateral, extensions of time for payment, and acceptance of partial payments before, at, or after maturity, (c) waive any right to require Lender to proceed against any security for this Note before proceeding hereunder, (d) waive diligence in the collection of this Note or in filing suit on this Note, and (e) agree to pay all costs and expenses, including attorneys’ fees, which may be incurred in the collection of this Note or any part thereof or in preserving, securing possession of, and realizing upon any security for this Note.

14.     Usury Savings Clause. The provisions of this Note and of all agreements between Borrower and Lender are, whether now existing or hereinafter made, hereby expressly limited so that in no contingency or event whatever, whether by reason of acceleration of the maturity hereof, prepayment, demand for payment or otherwise, shall the amount paid, or agreed to be paid, to Lender for the use, forbearance, or detention of the principal hereof or interest hereon, which remains unpaid from time to time, exceed the maximum amount permissible under applicable law, it particularly being the intention of the parties hereto to conform strictly to the laws of the State and Federal law, whichever is applicable. If from any circumstance whatever, the performance or fulfillment of any provision hereof or of any other agreement between Borrower and Lender shall, at the time performance or fulfillment of such provision is due, involve or purport to require any payment in excess of the limits prescribed by law, then the obligation to be performed or fulfilled is hereby reduced to the limit of such validity, and if from any circumstance whatever Lender should ever receive as interest an amount which would exceed the highest lawful rate, the amount which would be excessive interest shall be applied to the reduction of the principal balance owing hereunder (or, at Lender’s option, be paid over to Borrower) and shall not be counted as interest. To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of this Note, all interest at any time contracted for, charged, or received from Borrower in connection with this Note and all other agreements between Borrower and Lender, so that the actual rate of interest on account of the indebtedness represented by this Note is uniform throughout the term hereof.

15.     Severability. If any provision hereof or of any other document securing or related to the indebtedness evidenced hereby is, for any reason and to any extent, invalid or unenforceable, then neither the remainder of the document in which such provision is contained, nor the application of the provision to other persons, entities, or circumstances, nor any other document referred to herein, shall be affected thereby, but instead shall be enforceable to the maximum extent permitted by law.

16.     Transfer of Note. Each provision of this Note shall be and remain in full force and effect notwithstanding any negotiation or transfer hereof and any interest herein to any other Lender or participant.

17.     Governing Law. Regardless of the place of its execution, this Note shall be construed and enforced in accordance with the laws of the State.

18.     Time of Essence. Time is of the essence with respect to all of Borrower’s obligations under this Note.

19.     Remedies Cumulative. The remedies provided to Lender in this Note, the Security Instrument and the other Loan Documents are cumulative and concurrent and may be exercised singly, successively or together against Borrower, the Property, and other security, or any guarantor of this Note, at the sole and absolute discretion of the Lender.

20.     No Waiver. Lender shall not by any act or omission be deemed to waive any of its rights or remedies hereunder unless such waiver is in writing and signed by the Lender and then only to the extent specifically set forth therein. A waiver of one event shall not be construed as continuing or as a bar to or waiver of any right or remedy granted to Lender hereunder in connection with a subsequent event.

21.     WAIVER OF JURY TRIAL. BORROWER AND LENDER KNOWINGLY, IRREVOCABLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON THIS NOTE, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE SECURITY INSTRUMENT, OR ANY OTHER LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR TO ANY LOAN DOCUMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR BORROWER AND LENDER TO ENTER INTO THE LOAN.

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IN WITNESS WHEREOF and intending to be legally bound, Borrower has duly executed this Note as of the date first above written.

BORROWER:

AMERICANN, INC., a Colorado corporation

By:	/s/ Timothy Keogh
Name:	Timothy Keogh
Title:	Chief Executive Officer